Exhibit 99.1 United States Steel Corporation Second Quarter 2016Earnings Presentation J l 26 2016u y , © 2011 United States Steel Corporation

Forward-looking Statements

These slides and remarks are being provided to assist readers in understanding the results of operations, financial condition and cash flows of United States Steel Corporation for the second quarter of 2016. They should be read in conjunction with the consolidated financial statements and Notes to Consolidated Financial Statements contained in the quarterly report on Form 10-Q for the quarter ending June 30, 2016.

This presentation contains information that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, we have identified such forward-looking statements by using the words "believe," "expect," "intend," "estimate," "anticipate," "project," "target," "forecast," "aim," "will," "should," and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company's beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its Consolidated Subsidiaries.

United States Steel Corporation 3

Explanation of Use of Non-GAAP Measures

We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, and net debt which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance.

Net debt is a non-GAAP measure calculated as total debt less cash and cash equivalents. We believe net debt is a useful measure in calculating enterprise value. We believe that EBITDA considered along with the net earnings (loss), is a relevant indicator of trends relating to cash generating activity and provides management and investors with additional information for comparison of our operating results to the operating results of other companies. Both EBITDA and net debt are used by analysts to refine and improve the accuracy of their financial models which utilize enterprise value.

Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA are non-GAAP measures that exclude the effects of restructuring charges, impairment charges and losses associated with USSC that are not part of the Company's core operations. We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA to enhance the understanding of our ongoing operating performance and established trends affecting our core operations, particularly cash generating activity, by excluding the effects of restructuring charges, impairment charges and losses associated with non-core operations that can obscure underlying trends. U. S. Steel's management considers adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA useful to investors by facilitating a comparison of our operating performance to the operating performance of our competitors, many of which use adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA as alternative measures of operating performance. Additionally, the presentation of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA provides insight into management's view and assessment of the Company's ongoing operating performance, because management does not consider the adjusting items when evaluating the Company's financial performance or in preparing the Company's annual financial outlook. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA should not be considered a substitute for net income (loss), earnings (loss) per diluted share or other financial measures as computed in accordance with U.S. GAAP and is not necessarily comparable to similarly titled measures used by other companies.

United States Steel Corporation 4

2016 Outlook If market conditions, which include spot prices, customer demand, import volumes, supply chain inventories, rig counts and energy prices, remain at their current levels we would expect: , • 2016 net earnings to be approximately $50 million, or $0.34 per share, and adjusted EBITDA to be approximately $850 million. • Results for our Flat-Rolled and European segments should each be higher than their 2015 results and results for our Tubular segment should be lower than their 2015 results.• To be cash positive for the year including approximately $400 , million of cash benefits from working capital improvement in 2016, primarily related to better inventory management, driven by improved sales and operations planning practices, helping to offset growing accounts receivable balances . We believe market conditions will change, and as changes occur during the balance of 2016, our net earnings and adjusted EBITDA should change consistent with the pace and magnitude of changes in market United States Steel Corporation conditions. The significant improvements we have made to our earnings power through our Carnegie Way transformation will become more apparent as market prices recover from the very low levels at the end of 2015. While we began to realize some benefit from recent price increases in the second quarter, we will see better average realized prices, primarily in our Flat-Rolled and European segments, in the second half of the year. The steel industry continues to face challenging conditions as a res lt of global o ercapacit and nfair trade practices We remain foc sed on u v y u . u improving our trade laws and their enforcement, and we are encouraged that final affirmative determinations in recent trade cases have been a catalyst for increasing steel prices. Our Carnegie Way journey continues to create improvements in our business model that will enable us to be profitable across the business cycle. See the Appendix for the reconciliation of the Outlook net earnings to adjusted EBITDA. 6United States Steel Corporation

Carnegie Way – Accumulating Benefits



Carnegie Way Benefits[1] – FY 2016 Impact
$ Millions
$530
$115
$645
Previously announced[2]
Additional announced today
Total 2016 benefits announced to date

[1] Carnegie Way benefits are based on the incremental impact in 2016 as compared to 2015 as the base year.
[2] Adjusted from prior disclosure of $600 million



By Category
12%
30%
58%
Manufacturing
Supply Chain & Logistics
SG&A



By Segment
8%
1%
14%
77%
Flat-Rolled
U. S. Steel Europe
Tubular
Other Businesses

United States Steel Corporation

We are increasing our capabilities and training more of our employees on our Carnegie Way methodologies to support our growing pipeline of projects and accelerate the pace of project completion, allowing for it to be more self-sustaining. The Carnegie Way methodology remains a powerful driver of new value creating projects as our employees gain better insight into the potential sources of new opportunities.

Including the benefits from projects we implemented during the second quarter, our new total for the full year impact from Carnegie Way benefits in 2016 is $645 million as compared to 2015 as the base year.

These benefits resulted from the completion of almost 400 projects in the second quarter and reflect the tremendous efforts of all of our employees, particularly in the areas of manufacturing and supply chain, where we have our greatest opportunities for improvement. We continue to maintain a strong pipeline of projects, with over 600 new projects added during the second quarter.

Our Carnegie Way disclosure in April included benefits from a subsequent event, the implementation of a large overhead cost reduction project in April. We have a very detailed and structured system for determining and tracking Carnegie Way benefits, but at the time of our first quarter disclosure we were still in the process of inputting all of the data on this project into the system. Once all of the data was entered into the system, the system highlighted that our initial disclosure was based on an annual run-rate, instead of only the current year impact, and had not accounted for the cost to implement the project. Therefore, we have adjusted our prior disclosure to include only the current year impact for this project, net of the costs to implement the project. This adjustment does not affect our reported financial results.

Our pace of progress on the Carnegie Way transformation continues to exceed our expectations. The continuing benefits are improving our ability to earn the right to grow and then drive sustainable profitable growth over the long-term as we deal with the cyclicality and volatility of the global steel industry. We still have many opportunities ahead of us.

Strategic Approach Carnegie Way transformation Phase 1: Earning the right to grow: • Economic profits • Customer satisfaction and loyalty • Process improvements and focused investment Phase 2: Driving profitable growth with: • Innovation and Technology • Differentiated customer solutions • Focused M&A United States Steel Corporation The value creation strategy of the Carnegie Way has two phases. The first is earning the right to grow by delivering economic profit – real earnings in excess of our weighted average cost of capital – across the business cycle and remaining profitable at the trough of the cycle. The second is driving sustainable profitable growth. Our strategy has not changed as we deal with the challenging conditions inherent in the steel industry. The disciplined structure and methodology of our Carnegie Way transformation is firmly in place. The sustainability and efficiency of our processes have reached a point that no longer requires the level of manual intervention involved in initially creating and implementing the transformation infrastructure and process. As customer needs have and will continue to evolve, our commercial entities continue to make progress on their initiatives to work more closely with our customers to improve our quality and delivery performance. We continue to implement our reliability centered maintenance process across all of our facilities. We are starting to see the benefits as we have experienced fewer unplanned outages and lower maintenance costs and are , allowing for a more efficient allocation of our maintenance labor force. We are creating a more reliable and agile operating base that lowers our break-even point, with a key focus on lowering our hot-rolled band costs through operating and process efficiencies. We are improving our ability to adapt quickly to changing market conditions, while striving to provide superior quality and delivery performance for our customers. We remain focused on what we control and will be ready to drive profitable growth at the right time. 10United States Steel Corporation

Business Update Steelmaking facilities Operating updates Flat-Rolled finishing facilities Iron ore mining facilities Tubular facilities U. S. Steel Europe United States Steel Corporation There were no significant changes to our operating configuration in the second quarter from the standpoint of idling or restarting facilities, but we did have 30-day planned maintenance outage at one of the smaller blast furnaces at Gary Works during the second quarter. Currently, our next planned blast furnace maintenance outage is a 25-day outage for one of the blast furnaces at Great Lakes Works in the fourth quarter. In our Flat-Rolled segment, we are currently operating the steelmaking and finishing facilities at our Gary, Great Lakes and Mon Valley Works. The operating efficiencies we are realizing from higher utilization rates at these facilities are greater than the fixed and remaining variable costs we continue to incur at Granite City Works, where the steelmaking operations have been temporarily idled since 2015. We continue to operate finishing facilities at our Granite City, Fairfield, Midwest, East Chicago, and Fairless Hills locations. We would not expect to restart any of our idled facilities until we see sustainable increases in steel demand that would support operating rates at high and efficient levels for those facilities. We have a similar situation at our mining operations Our Keetac facility remains idled and the increased . efficiencies at Minntac provide the lowest pellet costs for our current steelmaking requirements. Minntac can support the steelmaking facilities we are currently operating. We would not expect to restart Keetac unless we restart the steel making operations at Granite City Works or enter into long term pellet supply agreements with third-party customers. Our tubular operations continue to face very difficult market conditions. Low and volatile oil prices have resulted in depressed drilling activity and rig counts. We took decisive actions to reduce our costs by idling certain facilities within the segment in the first quarter but we continued to operate the facilities needed to support our customers. Our welded operations at Lone Star remain idled, and our seamless operations in Fairfield and Lorain are operating at very low levels, consistent with our current order rates. Our European operations are seeing stable market conditions and are running at high levels at this time. 12United States Steel Corporation

Market Updates*

Major industry summary and market fundamentals

Flat-Rolled

2H North American auto production forecasts remain firm

Appliance unit shipments up 5% YTD through June according to the Association of Home Appliance Manufacturers (AHAM6)

After an 11 month high, the June Architectural Billing Index (construction leading indicator) fell slightly but still posts growth at 52.6, with residential performing the best

Service center carbon flat-rolled inventory at 2.0 months supply. Inventory has fallen 9 months in a row

Tubular

During 2Q, import share of OCTG apparent market demand is projected to exceed 45%

WTI oil prices up approximately 36% from 1Q, but 2Q average rig count was lower than 1Q

U. S. Steel Europe

V4** car production is expected to grow nearly 3% in 2016

Appliance growth in Central Europe expected to outperform EU average growth in 2016. Central Europe appliance market projected to grow 5% in 2016

EU construction activity is expected to grow nearly 2% in 2016

Imports remain high

** Visegrad Group – Czech Republic, Hungary, Poland and Slovakia

*See Appendix for additional detail and data sources.

United States Steel Corporation

We constantly monitor trends in the markets we serve, and receive updates in those markets directly from our customers as well as external publications. Based on this information our assessment of our markets is:

- The automotive market continues to be a very good market for us and we expect it to remain strong throughout the year.
- We expect growth in demand in the appliance and construction markets compared to last year.
- Supply chain inventories continue to get tighter.
- In the energy markets, low oil prices and rig counts remain a significant headwind. At this time, we do not see any factors, other than increasing oil prices, that would drive a significant improvement in tubular demand with impacts to both our Tubular and Flat-Rolled segments.
- We continue to expect slight growth in the automotive, appliance and construction markets in Europe as compared to last year, but tin mill products may be facing increasing challenges from imports.

Second Quarter 2016 Results
Earnings leverage continues to improve
Reported Net Loss
$ Millions
($261)
($173)
($1,133)
($340)
($46)
2Q 2015 3Q 2015 4Q 2015 1Q 2016 2Q 2016
Adjusted Net Loss
$ Millions
($115)
($103)
($33)
($315)
($45)
2Q 2015 3Q 2015 4Q 2015 1Q 2016 2Q 2016
Improved market conditions beginning to be reflected in results for our Flat-Rolled and European segments
Segment Loss Before Interest and Income Taxes
$ Millions
($104)
($40)
($137)
($252)
($7)
2Q 2015 3Q 2015 4Q 2015 1Q 2016 2Q 2016
Adjusted EBITDA
$ Millions
$20
$85
($13)
($107)
$134
2Q 2015 3Q 2015 4Q 2015 1Q 2016 2Q 2016
Highest segment results since fourth quarter 2014
Note: For reconciliation of non-GAAP amounts see Appendix
United States Steel Corporation

We reported a net loss of $46 million for the second quarter.

We reported an operating loss for the second quarter of $7 million at the segment level.

EBITDA, adjusted to exclude a favorable adjustment for supplemental unemployment and severance costs, was $134 million for the second quarter.

Our second quarter results improved significantly from the first quarter as our European segment posted its best results since the third quarter of 2008 and our Flat-Rolled segment returned to profitability. Our improving cost structure continues to drive increases in our margins and the recent increases in steel prices started to be reflected in our results.

While market conditions have improved recently, we remain focused on lowering our break-even point and working closely with our customers to improve our market position and create value for all of our stakeholders.

Cash and Liquidity St h d li idit iti Cash from Operations$ Millions $521 Cash and Cash Equivalents$ Millions $1 354 Increased cash and rong cas an qu y pos on $102 $106 $113 $200 $604 , $755 $820 liquidity from improved operating results and continued working 1Q 20164Q 20153Q 2015 LTM2Q 2016 YE 2013 YE 2014 YE 2015 2Q 2016 capital reductions Total Estimated Liquidity$ Millions $2,278 $3,082 $2,375 $2,409 Net Debt$ Millions $3,295 $2 383 $2 320 Refinancing of near term debt maturities $2,110 , , improved financial flexibility and reduced credit risk YE 2015YE 2014YE 2013 2Q 2016 United States Steel Corporation YE 2013 YE 2014 YE 2015 2Q 2016 Note: For reconciliation of non-GAAP amounts see Appendix We ended the second quarter with $820 million of cash and total liquidity of $2.4 billion. We generated cash from operations of $200 million in the second quarter. We generated cash from operations of $313 million in the first half of the year, and have reduced working capital by $435 million in 2016. Our cash and liq idit remained strong as e e ited the second q arteru y w x u . During the second quarter we issued $980 million of 8.375% Senior Secured Notes due July 1, 2021. These notes are callable, in whole or part, at our option on or after July 1, 2018. We received net proceeds from the offering of approximately $958 million, and used the net proceeds to redeem all of our 2017 Senior Notes and repurchase portions of our outstanding Senior Notes due in 2018, 2020, and 2021. We redeemed the entire outstanding balance of $444 million of Senior Notes due in 2017 and repurchased $326 million of Senior Notes due in 2018, $150 million of Senior Notes due in 2020, and $23 million of Senior Notes due in 2021 These repurchases reduced the outstanding balances of Senior Notes due in 2018 2020 and 2021 to . , , approximately $161 million, $450 million, and $251 million, respectively. Additional details on our debt issuance, redemptions, and repurchases will be provided in our second quarter 2016 Form 10-Q that will be filed tomorrow. Maintaining strong cash and liquidity is a competitive advantage for us during a trough in the business cycle, particularly when the timing and duration of a recovery remains uncertain. While working capital and capital spending are two areas we control that can have the greatest impact on our tw cash and liquidity position, we are working to identify and maximize cash benefits in all areas. We are working to strengthen our balance sheet and we are constantly evaluating all options to improve our position so that we are prepared to act quickly when the right opportunity presents itself. 18United States Steel Corporation

Second Quarter 2016 Flat-Rolled Segment R lt b i t fl t i i k t diti Earnings (Loss) Before Interest and Income Taxes$ Millions EBITDA$ Millions $ esu s eg n o re ec mprov ng mar e con ons Average realized prices increased $31 t ($64) ($18) ($88) $6 $35 $81 $2 ($97) 95 per on, EBIT increased $77 per ton 2Q 2015 3Q 2015 4Q 2015 ($188) 2Q 2015 3Q 2015 4Q 20151Q 2016 2Q 2016 1Q 2016 2Q 2016 Improved market prices beginning to impact monthly adjustable contractsAverage Realized Prices$ / Ton ShipmentsNet tons (Thousands) $695 $674 $642 $611 $642 2,712 2,676 2 591 2,692 Shipment volumes and spot volumes , 2,498 improved as supply and demand became more balanced2Q 2015 3Q 2015 4Q 2015 2Q 2015 3Q 2015 1Q 2016 United States Steel Corporation 1Q 2016 2Q 2016 4Q 2015 2Q 2016 Note: For reconciliation of non-GAAP amounts see Appendix Second quarter results for our Flat-Rolled segment improved from the first quarter as steel prices increased throughout the quarter. The increase in average realized price reflects the flow through of higher index prices to our monthly contracts and increased pricing on spot business. Second quarter results also improved sequentially as the first quarter results included a $50 million unfavorable effect from planned liquidations of inventory costed sing the last in first o t (LIFO) method related to o r targeted orking capital red ctions in 2016 Maintenanceu - - - u u w u . and outage costs were higher in the second quarter due to planned and unplanned outages at Gary Works early in the quarter. Compared with the second quarter of 2015, EBIT per ton increased by $26, despite average realized prices decreasing $53 per ton. The decrease in average realized prices was more than offset, primarily due to lower raw materials and energy prices, and increased Carnegie Way benefits. 20United States Steel Corporation

Second Quarter 2016 Tubular Segment
Energy market conditions remain challenging
Loss Before Interest and Income Taxes
$ Millions
($66)
($50)
($64)
($64)
($78)
2Q 2015
3Q 2015
4Q 2015
1Q 2016
2Q 2016
EBITDA
$ Millions
($49)
($36)
($48)
($47)
($61)
2Q 2015
3Q 2015
4Q 2015
1Q 2016
2Q 2016
Shipments decreased as average rig count decreased from first quarter
Average Realized Prices
$ / Ton
$1,651
$1,264
$1,273
$1,180
$1,050
2Q 2015
3Q 2015
4Q 2015
1Q 2016
2Q 2016
Shipments
Net tons (Thousands)
92
154
127
89
70
2Q 2015
3Q 2015
4Q 2015
1Q 2016
2Q 2016
Imports remain at high levels
Note: For reconciliation of non-GAAP amounts see Appendix
United States Steel Corporation

Second quarter results for our Tubular segment decreased compared with the first quarter primarily due to lower shipments and prices. Shipments were adversely impacted as average rig counts were lower in the second quarter.

Compared with the second quarter of 2015, results decreased as lower raw materials prices, repairs and maintenance costs, and increased Carnegie Way benefits could only partially offset a $601 decrease in average realized prices.

Second Quarter 2016 U. S. Steel Europe Segment

Highest quarterly results since third quarter 2008



Earnings (Loss) Before Interest and Income Taxes
$ Millions
$20
$18
$6
($14)
$55
2Q 2015
3Q 2015
4Q 2015
1Q 2016
2Q 2016



EBITDA
$ Millions
$40
$39
$26
$5
$75
2Q 2015
3Q 2015
4Q 2015
1Q 2016
2Q 2016

Average realized prices increased $27 per ton, EBIT increased $63 per ton



Average Realized Prices
$ / Ton
$533
$516
$477
$458
$485
2Q 2015
3Q 2015
4Q 2015
1Q 2016
2Q 2016



Shipments
Net tons (Thousands)
1,091
1,020
982
1,004
1,125
2Q 2015
3Q 2015
4Q 2015
1Q 2016
2Q 2016

Improved raw material consumption rates and material yields driving margin increases

Note: For reconciliation of non-GAAP amounts see Appendix

United States Steel Corporation

Second quarter results for our European segment increased compared to the first quarter. Higher average realized euro-based prices combined with higher volumes, favorable raw material prices, improved operating efficiencies, and increased Carnegie Way benefits contributed to better results.

Compared with the second quarter of 2015, EBIT per ton increased by $31, despite average realized prices decreasing $48 per ton. The decrease in average realized prices was more than offset primarily due to lower raw materials prices and increased Carnegie Way benefits.

USS

Appendix

United States Steel Corporation

Flat-Rolled Segment

Sources: Wards / McGrawHill - Dodge / Customer Reports / MSCI
US Dept of Commerce / Census Bureau / AHAM / AISI / AIA

Major end-markets summary

Automotive	June sales fell 800k (annualized) month-over-month (m-o-m) to 16.6 million vehicles; down 500k from Jun '15. However, YTD sales are up 1.8%; but need improvement in 2nd half to achieve 2016 17.6 million forecast. Inventories increased 7 days on July 1st to 66 days, and 6 days above year ago levels. 2nd Half North American production forecasts remain firm at over 17 million vehicles.
Industrial Equipment	Mining equipment demand remains very weak, not much hope for things to improve balance of 2016. 2016 railcar backlogs appear to be falling, as no major railcar awards in recent months.
Tin Plate	Domestic mill shipments in May highest since October, and approach May 2015 volumes. However, YTD domestic shipments are still down 15% for first 5 months of 2015. Imports YTD through June licenses are up 5.5%, with YTD apparent consumption down ~100,000 tons.
Appliance	Appliance shipments (AHAM6) up 5.4% YTD through June, with year-over-year (y-o-y) shipments up 2.6%.
Pipe and Tube	Structural tubing market conditions have improved as supply chain inventories have been balanced and demand has increased during construction season. Despite rig counts increasing, no sign yet from OCTG customers that demand is improving. Line pipe projects are few and far between and no indication that conditions will improve soon.
Construction	Put in place construction contract awards are up 4% for all projects in 2016; residential up 9% and non-residential down 9%. June ABI fell 1% versus May down to 52.6. June's score still reflects an aggregate increase. May housing starts fell 10% y-o-y and down 0.3% m-o-m.
Service Center	June shipments increase by almost 150,000 tons versus May, but YTD shipments are still -3.2% versus first half of 2015. Coated product shipments are up 11.8% through the first 6 months of 2016. Carbon flat rolled inventory has fallen 9 months in a row, with approximately 2.0 months on hand.

United States Steel Corporation

Tubular Segment

Sources: Baker Hughes, US Energy Information Administration, Preston Publishing, Internal

Market industry summary

Oil Directed Rig Count	The oil directed rig count averaged 334 during 2Q, a decrease of 25% quarter over quarter (q-o-q). As of July 22, There are currently 371 active oil rigs.
Gas Directed Rig Count	The natural gas directed rig count averaged 87 during 2Q, a decrease of 22% q-o-q. As of July 22, there are currently 88 active natural gas rigs.
Natural Gas Storage Level	As of July 15, there are currently 3.3 Tcf, 17% above year-ago levels and 21% above the five year average.
Oil Price	The West Texas Intermediate oil price averaged $45 per barrel during 2Q, up $12 or 36% q-o-q.
Natural Gas Price	The Henry Hub natural gas price averaged $2.11 per million btu during 2Q, up $0.11 or 6% q-o-q.
Imports	During 2Q, import share of OCTG apparent market demand is projected to exceed 45%.
OCTG Inventory	Overall OCTG supply chain inventory remains high, but weakness starting to develop for certain products

United States Steel Corporation

U. S. Steel Europe Segment

Sources: Eurofer, USSK Marketing, IHS, BDS

Major end-markets summary

Automotive	EU car production reached 5.1 million units in 2Q, an increase of 9% y-o-y. EU car production is projected to grow by 1% y-o-y in 3Q 2016 to 4.2 million units. Total 2016 EU car production is forecasted to grow by 4.3% to roughly 18.8 million units. V4 car production is anticipated to decrease by 2% y-o-y in 3Q after 2Q growth of 8% y-o-y. Total V4 2016 car production is forecasted to grow by 2.8% to roughly 3.4 million units.
Appliance	The EU appliance market is projected to grow by 3.5% in 3Q and 9.6% in 4Q q-o-q. Continued recovery in the residential property sector will continue to stimulate demand. Key drivers are increasing private consumption and improvement in residential property markets. EU domestic appliance market is expected to increase by 2.6% y-o-y in 2016. Central Europe will continue to achieve higher growth in 2016 at 5% y-o-y.
Tin Plate	After increasing by 13% in 2Q, EU tin market consumption is expected to decrease by 8% in 3Q, which is in line with q-o-q trend in 2015. A moderate increase in consumption of 3% in 3Q is expected in the V4 tin market. A worsening situation in the European agriculture sector combined with an ongoing inflow of cheap Asian imports is resulting in a flat projection of consumption growth at 1% y-o-y in 2016.
Construction	Prospects for the 2nd half of this year are positive after dampened growth in 2Q. Activity is expected to accelerate to around 2.5% y-o-y in 3Q and 4Q. Rising demand for new housing and renovation and upgrading of the residential building stock will continue to provide the main boost to output growth. Construction output is forecasted to grow by 1.7% y-o-y in 2016.
Service Centers	While real steel demand is expected to continue its pattern of moderate growth, the seasonal stock cycle suggests that inventories will be reduced gradually over this period. The key uncertainty with regards to supply remains the level of imports into the EU market.

United States Steel Corporation

U. S. Steel Commercial – Contract vs. Spot

Contract vs. spot mix – twelve months ended June 30, 2016


Flat-Rolled
Market Based Semi-annual * 1%
Cost Based 10%
Market Based Quarterly * 21%
Firm 28%
Market Based Monthly * 14%
Spot 26%
Tubular
Program 35%
Spot 65%
U. S. Steel Europe
Market Based Quarterly* 2%
Cost Based 10%
Market Based Monthly* 10%
Firm 40%
Spot 38%

Flat-Rolled	Tubular	U. S. Steel Europe
Contract: 74%	***Program: 35%***	***Contract: 62%***
Spot: 26%	***Spot: 65%***	***Spot: 38%***

*Annual contract volume commitments with price adjustments in stated time frame

United States Steel Corporation

Other Items

Capital Spending

Second quarter actual $69 million, 2016 estimate $350 million

Depreciation, Depletion and Amortization

Second quarter actual $129 million, 2016 estimate $505 million

Pension and Other Benefits Costs

Second quarter actual $25 million, 2016 estimate $98 million

Pension and Other Benefits Cash Payments

(excluding voluntary pension contributions)

Second quarter actual $37 million, 2016 estimate $150 million

United States Steel Corporation

Safety Performance Rates

Global OSHA Recordable Incidence Rates 2010 through June 2016

3% Improvement 2010 to 2016



1.20
1.00
0.80
0.60
0.40
0.20
0.00
0.88
0.84
0.94
0.86
0.88
0.76
0.85
2010
2011
2012
2013
2014
2015
2016

Global Days Away From Work Incidence Rates 2010 through June 2016

41% Improvement 2010 to 2016



0.20
0.15
0.10
0.05
0.00
0.17
0.12
0.11
0.12
0.11
0.13
0.10
2010
2011
2012
2013
2014
2015
2016

Frequency of Injuries (per 200,000 manhours)
Data for 2010 forward includes Lone Star Tubular Operations, Bellville Tubular Operations, Rig Site Services, Tubular Processing Houston, Offshore Operations Houston, and Wheeling Machine Products. Data for 2011 forward includes Transtar. Data for 2010 through 2011 includes U. S. Steel Serbia. Data for 2010 through 2014 Includes Canada.

United States Steel Corporation

Net Earnings and Adjusted EBITDA included in Outlook

Reconciliation of Net Earnings to adjusted EBITDA Included in Outlook

($ millions)	FY 2016
Projected net earnings attributable to United States Steel Corporation included in Outlook	$50
Estimated income tax expense	30
Estimated net interest and other financial costs	265
Estimated depreciation, depletion and amortization	505
Projected annual adjusted EBITDA included in Outlook	$850

United States Steel Corporation

Net Debt

Reconciliation of net debt

Net Debt ($ millions)	2Q 2016	FY 2015	FY 2014	FY 2013
Short-term debt and current maturities of long-term debt	$82	$45	$378	$323
Long-term debt, less unamortized discount	3,058	3,093	3,086	3,576
Total Debt	$3,140	$3,138	$3,464	$3,899
Less: Cash and cash equivalents	820	755	1,354	604
Net Debt	$2,320	$2,383	$2,110	$3,295

United States Steel Corporation

Adjusted Results

Reconciliation of reported and adjusted net earnings (losses)

($ millions)	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Reported net earnings (loss)	($46)	($340)	($1,133)	($173)	($261)
Supplemental unemployment and severance costs	(23)	25	–	–	10
Loss on shutdown of Fairfield Works Flat-Rolled Operations (a)	–	–	–	53	–
Losses associated with U. S. Steel Canada Inc.	–	–	121	10	136
Loss on debt extinguishment	24	–	–	–	–
Granite City Works temporary idling charges	–	–	99	–	–
Impairment of equity investment	–	–	18	–	–
Loss on retirement of senior convertible notes	–	–	36	–	–
Postemployment benefit actuarial adjustment	–	–	26	–	–
Deferred tax asset valuation allowance	–	–	753	–	–
Restructuring and other charges	–	–	47	7	–
Adjusted net earnings (loss)	($45)	($315)	($33)	($103)	($115)

(a) Includes the shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works, and does not include the slab and rounds caster and #5 coating line.

United States Steel Corporation

Adjusted Results

Reconciliation of reported and adjusted diluted EPS (LPS)

($ per share)	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Reported diluted EPS (LPS)	($0.32)	($2.32)	($7.74)	($1.18)	($1.79)
Supplemental unemployment and severance costs	(0.16)	0.17	–	–	0.07
Loss on shutdown of Fairfield Works Flat-Rolled Operations (a)	–	–	–	0.36	–
Losses associated with U. S. Steel Canada Inc.	–	–	0.82	0.07	0.93
Loss on debt extinguishment	0.17	–	–	–	–
Granite City Works temporary idling charges	–	–	0.68	–	–
Impairment of equity investment	–	–	0.12	–	–
Loss on retirement of senior convertible notes	–	–	0.25	–	–
Postemployment benefit actuarial adjustment	–	–	0.18	–	–
Deferred tax asset valuation allowance	–	–	5.14	–	–
Restructuring and other charges	–	–	0.32	0.05	–
Adjusted diluted EPS (LPS)	($0.31)	($2.15)	($0.23)	($0.70)	($0.79)

(a) Includes the shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works, and does not include the slab and rounds caster and #5 coating line.

United States Steel Corporation

Adjusted Results

Reconciliation of adjusted EBITDA

($ millions)	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Reported Net earnings (loss)	($46)	($340)	($1,133)	($173)	($261)
Income tax provision (benefit)	(7)	14	593	(50)	(186)
Net interest and other financial costs	81	65	87	53	55
Reported earnings (loss) before interest and income taxes	$28	($261)	($453)	($170)	($392)
Depreciation, depletion and amortization expense	129	129	129	136	138
EBITDA	157	(132)	(324)	(34)	(254)
Supplemental unemployment and severance costs	(23)	25	–	–	19
Loss on shutdown of Fairfield Works Flat-Rolled Operations (a)	–	–	–	91	–
Losses associated with U. S. Steel Canada Inc.	–	–	121	16	255
Granite City Works temporary idling charges	–	–	99	–	–
Impairment of equity investment	–	–	18	–	–
Postemployment benefit actuarial adjustment	–	–	26	–	–
Restructuring and other charges	–	–	47	12	–
Adjusted EBITDA	134	($107)	($13)	$85	$20

(a) Includes the shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works, and does not include the slab and rounds caster and #5 coating line.

United States Steel Corporation

Adjusted Results

Reconciliation of segment EBITDA

Segment EBITDA – Flat-Rolled ($ millions)	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Segment earnings (loss) before interest and income taxes	$6	($188)	($88)	($18)	($64)
Depreciation	89	91	$90	99	99
Segment EBITDA	$95	($97)	$2	$81	$35

Segment EBITDA – Tubular ($ millions)	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Segment earnings (loss) before interest and income taxes	($78)	($64)	($64)	($50)	($66)
Depreciation	17	17	16	14	17
Segment EBITDA	($61)	($47)	($48)	($36)	($49)

Segment EBITDA – U. S. Steel Europe ($ millions)	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Segment earnings (loss) before interest and income taxes	$55	($14)	$6	$18	$20
Depreciation	20	19	20	21	20
Segment EBITDA	$75	$5	$26	$39	$40

United States Steel Corporation